                                                                     EXHIBIT 2.2

                           VOTING AND TENDER AGREEMENT

         This Voting and Tender Agreement (this "Agreement"), dated as of
June 22, 2003, is entered into by and among Geac Computer Corporation
Limited, a corporation governed by the Canada Business Corporations Act ("Parent"), Conductor Acquisition Corp., a Michigan corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary"), and each of Codec Systems Limited and Anthony Stafford (each a "Stockholder" and, collectively, the "Stockholders").

                              W I T N E S S E T H:

         WHEREAS, Parent, Merger Subsidiary and Comshare, Incorporated, a Michigan corporation ("Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") pursuant to which Merger Subsidiary has agreed to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), together with any associated Rights, at a price per share of $4.60, net to the seller in cash, without interest (such price, or such higher price per share of Common Stock as may be paid in the Offer, being referred to herein as the "Offer Price"), to be followed by a merger (the "Merger") of Merger Subsidiary with and into the Company (all capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement);

         WHEREAS, the Stockholders collectively hold 1,441,882 shares of the Common Stock (the "Shares;" provided that, for purposes of this Agreement, the term "Shares" shall include any associated Rights);

         WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, each of Parent and Merger Subsidiary has required that the Stockholders agree, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, each Stockholder has agreed, to enter into this Agreement simultaneously with the execution and delivery by the parties thereto of the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Tender by Stockholder.

         1.1 Tender of Shares. Subject to Section 6 below, the Stockholders severally agree to tender and sell to Merger Subsidiary, not later than one (1) business day prior to the initial expiration date of the Offer, without regard to any extension thereof (the "Initial Expiration Date"), all the Shares (and any shares of Common Stock, and any associated Rights, acquired by any Stockholder Party subsequent to the date hereof), pursuant to and in accordance with the Offer. The Stockholders, jointly and severally, agree that they shall deliver to the depositary for the Offer, not later than one (1) business day before the Initial Expiration Date of the Offer, either a letter of transmittal together with the certificates for the Shares, if available, or a "Notice of Guaranteed Delivery," if the Shares are not available. After such tender the Stockholders shall not withdraw any such Shares until this Agreement is terminated in accordance with its terms.

         1.2 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities), the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2. Representations and Warranties of the Stockholder. The Stockholders severally represent and warrant to Parent and Merger Subsidiary (in each case, qualified by and subject to the terms, conditions and limitations set forth in the Standstill Agreement dated August 15, 2002 between the Company and the Stockholders (the "Standstill Agreement")) that:

         2.1 Power and Authority. Each Stockholder has all necessary power and authority to enter into and perform all of its obligations under this Agreement and to sell, assign, transfer and deliver to Parent and/or Merger Subsidiary, pursuant to the terms and subject to the conditions of this Agreement and the Merger Agreement, the Shares that it legally and/or beneficially owns. This Agreement and each Stockholder's consummation of the transactions contemplated hereby have been duly and validly authorized, executed and delivered by such Stockholder, and no other corporate action or proceedings on the part of any Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

         2.2 No Other Rights. Except for this Agreement, there are no outstanding options, warrants or rights to purchase or acquire any of the Shares.

         2.3 Only Shares. The Stockholders are the beneficial owners of all of the Shares. On the date hereof, the Shares constitute all of the shares of Common Stock of the Company owned of record or beneficially owned by the Stockholders other than Stock Options (as defined in the Merger Agreement). The Stockholders have sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which any Stockholder is settlor or trustee or any other person whose consent is required for the execution, delivery and performance of this Agreement or the consummation by the Stockholders of the transactions contemplated hereby.

         2.4 Title. Each Stockholder is the record and beneficial owner of all of its Shares held by such Stockholder and has, and upon the closing of the Offer, Merger Subsidiary shall receive, good and marketable title to such Shares, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever.

         2.5 Validity. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and except that the availability of legal and equitable remedies, including specific performance, is subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

         2.6 Non-Contravention. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) any Stockholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien, security interest, charge or encumbrance upon any of the properties or assets of any Stockholder under, any provision of: (i) the charter or organizational documents of such Stockholder, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to such Stockholder or (iii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to such Stockholder or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of such Stockholder to perform its obligations hereunder or prevent, limit or restrict the consummation of any of the transactions contemplated hereby.

3. Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary, jointly and severally, represent and warrant to each Stockholder that:

         3.1 Power and Authority. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Subsidiary, and no other corporate action or proceedings on the part of Parent and Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

         3.2 Validity. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes the legal, valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and except that the availability of legal and equitable remedies, including specific performance, is subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

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         3.3 Non-Contravention. The execution, delivery and performance of this
Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) either of Parent or Merger Subsidiary under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien, security interest, charge or encumbrance upon any of the properties or assets of either Parent or Merger Subsidiary under, any provision of: (i) the charter or organizational documents of Parent or Merger Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Subsidiary or (iii) any judgment, order, decree, statute, Law, ordinance, injunction, rule or regulation applicable to Parent or Merger Subsidiary or any of their properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of Parent or Merger Subsidiary to perform its obligations hereunder or prevent, limit or restrict the consummation of any of the transactions contemplated hereby.

4. Covenants of the Stockholder.

         4.1 No Disposition or Encumbrance of Shares; No Proxies. The Stockholders severally represent, covenant and agree that, except for the proxy granted in Section 5 and as contemplated by this Agreement or as required pursuant to the terms of the Standstill Agreement: (a) they shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 7 hereof: offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, assign, pledge, hypothecation, encumbrance, assignment or other disposition of, or create any security interest, Lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrance of any nature whatsoever with respect to any or all of the Shares or any interest thereon now legally and/or beneficially owned by any Stockholder, or that may hereafter be acquired by, any Stockholder; (b) they shall not grant any proxy, irrevocable proxy or power of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to the voting of Shares (each a "Voting Proxy") to any person except to vote in favor of any of the Transactions contemplated by this Agreement or the Merger Agreement; (c) they have granted no Voting Proxy which is currently (or which will hereafter become) effective with respect to the Shares, and if any Voting Proxy has been granted to any person, such Voting Proxy is hereby revoked; (d) no Voting Proxy shall be given or written consent executed by any Stockholder after the date hereof with respect to the Shares (and if given or executed, shall not be effective) so long as this Agreement remains in effect; and (e) they shall not, and shall not offer to agree to, acquire any additional shares of Common Stock, or options, warrants or other rights to acquire shares of Common Stock (except upon exercise of Stock Options presently held by any Stockholder), without the prior written consent of Parent or Merger Subsidiary.

5. Voting Agreement. Each Stockholder severally agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, it shall vote all of the

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Shares legally and/or beneficially owned by it (i) in favor of the Merger, the
Merger Agreement (as amended from time to time, except for an amendment, modification or waiver that results in termination of this Agreement pursuant to
Section 7 hereof) and any of the transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (iii) against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger. Each Stockholder hereby irrevocably grants to and appoints Parent as the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote, act by written consent or grant a consent, proxy or approval in respect of all Shares held by the Stockholder with respect to such vote or action by written consent, solely for the purposes of voting in favor of the Merger, the Merger Agreement (as amended from time to time, except for an amendment, modification or waiver that results in termination of this Agreement pursuant to Section 7 hereof) and any of the transactions contemplated by the Merger Agreement. Each Stockholder hereby affirms that such proxy shall be irrevocable and shall be deemed coupled with an interest, in accordance with
Section 422 of the Michigan Law. This proxy shall lapse and be of no further force and effect from and after the date of this Agreement is terminated pursuant to Section 7 hereof.

6. Sophistication. The Stockholders acknowledge being sophisticated investors who, together with their financial advisors and independent legal counsel, have undertaken such investigation as they have deemed necessary, including inquires of the Company and review of the Merger Agreement and this Agreement, to enable the Stockholders to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated hereby.

7. Effectiveness; Termination; No Survival. This Agreement shall become effective upon its execution by each Stockholder, Parent and Merger Subsidiary and upon the execution of the Merger Agreement. This Agreement may be terminated as to any Stockholder at any time by mutual written consent of such Stockholder, Parent and Merger Subsidiary. This Agreement, and all the obligations of Stockholders hereunder, including, without limitation, their obligations under Sections 1, 4 and 5 above, shall terminate, without any action by the parties hereto, upon the earliest to occur of (a) in the event of an amendment or modification to or waiver under the Merger Agreement (including, without limitation, the terms and conditions of the Offer) that is or would be adverse to any Stockholder, including without limitation any reduction of the Offer Price or the number of shares sought in the Offer, change of the form of consideration to be paid, or waiver of the Minimum Condition, upon such amendment, modification, waiver or reduction, (b) in the event the Merger Agreement is terminated by any party in accordance with its terms, upon such termination, (c) in the event the Merger is consummated, upon the Effective Time (as defined in the Merger Agreement) or (d) December 31, 2003. The representations and warranties of the parties set forth in Sections 2 and 3 hereof shall not survive the termination of this Agreement. Notwithstanding anything to the contrary herein, no termination of this Agreement shall relieve the parties of liability for breach hereof prior to such termination.

8. Further Assurances. Subject to the terms of this Agreement, from time to time, each Stockholder shall execute and deliver such additional documents and use its commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable in the most expeditious manner possible, under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

9. Miscellaneous.

         9.1 Notices. Any notice request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by overnight courier, registered or certified mail, postage prepaid, or by facsimile transmission, as follows:

                  if to Parent or Merger Subsidiary, to:

                           Geac Computer Company Limited
                           11 Allstate Parkway, Suite 300
                           Markham, Ontario L3R 9T8
                           Facsimile:  (905) 940-3722
                           Attention:  Chief Executive Officer

                           with a copy (which shall not constitute notice) to each of:

                           Blake, Cassels & Graydon LLP
                           Commerce Court West
                           199 Bay Street, Suite 2800
                           Toronto, Ontario M5L 1A9
                           Facsimile:  (916) 863-2653
                           Attention:  Craig Thorburn, Esq.

                           and

                           Foley Hoag LLP
                           World Trade Center West
                           155 Seaport Boulevard
                           Boston, Massachusetts 02210
                           Facsimile:  (617) 832-1000
                           Attention:  Robert W. Sweet, Jr., Esq.

                           if to any Stockholder, at its address set forth on Exhibit A hereto:

                           with a copy (which shall not constitute notice) to each of:

                           Comshare Incorporated
                           555 Briarwood Circle
                           Ann Arbor, MI 48108



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





                           Facsimile:  (734) 205-0143
                           Attention:  Chief Executive Officer


                           and

                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit, MI 48243-1668
                           Facsimile:  (313) 568-6915
                           Attention:  Thomas S. Vaughn, Esq.


                           and

                           Pillsbury Winthrop LLP
                           One Battery Park Plaza
                           New York, New York 10004
                           Facsimile:  (212) 858-1500
                           Attention:  Ronald A. Fleming, Jr.


         9.2 Waivers and Amendment. Any provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. This Agreement may not be amended, changed, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by all of the parties hereto.

         9.3 Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

         9.4 Successors and Assigns. This Agreement shall not be assigned by any party hereto, except that Parent or Merger Subsidiary may assign its rights under this Agreement to another direct or indirect wholly-owned subsidiary of Parent, but such assignment shall not relieve Parent or Merger Subsidiary of its respective obligations hereunder. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by and against the parties hereto and their successors (including heirs, administrators and executors of individuals) and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of the Stockholders (whether such holder is a limited or general partner, member, stockholder or otherwise, or any affiliate of any party hereto, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective affiliates) shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

         9.5 Remedies. Each of the parties hereto acknowledges and agrees that each other party would be irreparably damaged in the event any of the provisions of this Agreement were


                                      -7-
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not performed by the other in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress any breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

         9.6 Expenses. Each of the parties shall pay its own expenses in connection with the negotiation, execution and performance of this Agreement.

         9.7 Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be considered to be an original, both of which together shall constitute the same instrument.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the principles of conflicts of laws thereof.

         9.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         9.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         9.11 Stockholder Capacity. Notwithstanding anything herein to the contrary, no person who is a director, officer or employee of a Stockholder who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Stockholder has executed this Agreement solely in its capacity as the record and/or beneficial holder of Shares.

         9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.






                                      -8-
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IN WITNESS WHEREOF, the parties have executed this Agreement to take effect as of the date set forth above.



GEAC COMPUTER CORPORATION LIMITED

By: /s/ Paul D. Birch
   -------------------------------

Name: Paul D. Birch

Title: President and Chief Executive Officer



CONDUCTOR ACQUISITION CORP.

By: /s/ Paul D. Birch
   -------------------------------

Name: Paul D. Birch

Title: President and Chief Executive Officer




CODEC SYSTEMS LIMITED

By: /s/ A.G. Stafford
   -------------------------------

Name: A.G. Stafford

Title: Chairman



ANTHONY STAFFORD

/s/ A.G. Stafford
----------------------------------




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